Exhibit 3.2

AMENDED AND RESTATED

BY-LAWS

OF

LUMERA CORPORATION

(a Delaware corporation)

Amended and Restated as of             , 2004

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ARTICLE 4 - CAPITAL STOCK		10
4.1	Issuance of Stock	10
4.2	Certificates of Stock	10
4.3	Consideration for Shares	10
4.4	Transfers	10
4.5	Lost, Stolen or Destroyed Certificates	11
4.6	Record Date	11
ARTICLE 5 - RECORDS AND REPORTS		11
5.1	Maintenance and Inspection of Records	11
5.2	Inspection by Director	13
5.3	Representation of Shares of Other Corporations	13
ARTICLE 6 - INDEMNIFICATION		13
6.1	Right to Indemnification	13
6.2	Right to Advancement of Expenses	13
6.3	Right of Indemnitee to Bring Suit	14
6.4	Non-Exclusivity of Rights	14
6.5	Insurance	14
ARTICLE 7 - GENERAL PROVISIONS		15
7.1	Fiscal Year	15
7.2	Corporate Seal	15
7.3	Waiver of Notice	15
7.4	Checks; Drafts; Evidences of Indebtedness	15
7.5	Corporate Contracts and Instruments; How Executed	15
7.6	Evidence of Authority	15
7.7	Certificate of Incorporation	15
7.8	Construction; Definitions	15
7.9	Provisions Additional to Provisions of Law	16
7.10	Provisions Contrary to Provisions of Law; Severability	16
7.11	Notices	16
ARTICLE 8 - AMENDMENTS		16

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ARTICLE 1 - STOCKHOLDERS

1.1 Place of Meetings. All meetings of stockholders shall be held at such place, within or without the State of Delaware, or, if so determined by the Board of Directors in its sole discretion, at no place (but rather by means of remote communication), as may be designated from time to time by the Board of Directors or the President or, if not so designated, at the principal executive office of the Corporation.

1.2 Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held at such date and time as shall be fixed by the Board of Directors and stated in the notice of the meeting. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these By-Laws to the annual meeting of stockholders shall be deemed to refer to such special meeting.

To be properly brought before an annual meeting, business must be (a) brought by or at the direction of the Board of Director or (b) brought before the meeting by a stockholder pursuant to written notice thereof, in accordance with Section 1.12 hereof, and received by the Secretary not fewer than sixty (60) nor more than ninety (90) days prior to the anniversary date of the prior year’s annual meeting; provided that if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the ninetieth (90th) day prior to such annual meeting or (ii) the tenth (10th) day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made. No business shall be conducted at any annual meeting of stockholders except in accordance with this Section 1.2. If the facts warrant, the Board of Directors, or the chairman of an annual meeting of stockholders, may determine and declare that (x) that a proposal does not constitute proper business to be transacted at the meeting or (y) that business was not properly brought before the meeting in accordance with the provisions of this Section 1.2 and, if, in either case, it is so determined, any such business shall not be transacted. In addition to the procedures set forth in this Section 1.2, stockholders desiring to include a proposal in the Corporation’s proxy statement must also comply with the requirements set forth in Rule 14a-8 under Section 14 of the Securities Exchange Act of 1934, as amended, or any successor provision.

1.3 Special Meeting. Special meetings of stockholders may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or by vote of a majority of the Board of Directors. Further, a special meeting of the stockholders shall be held if the holders of not less than twenty-five (25) percent of all the votes entitled to be cast on the issue proposed to be considered at such special meeting have dated, signed and delivered to the Secretary one or more written demands for such meeting describing the purpose of purposes for which it is to be held. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4 Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting; provided that notice of a meeting to act on an amendment to the Certificate of Incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets other than in the ordinary course of business or the dissolution of the Corporation shall be given not less than twenty (20) nor more than sixty (60) days before such meeting. The notices of all meetings shall state the place, if any, the date, the means of remote communications, if any by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the hour of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. Notice of any meeting of stockholders shall be given either personally or by mail, electronic mail, telecopy, telegram or other electronic or wireless means. Notices not personally delivered shall be sent charges prepaid and shall be addressed to the stockholder at the address of that stockholder appearing on the books of the Corporation. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or at the time of transmission when sent by electronic mail, telecopy, telegram or other electronic or wireless means. An affidavit of the mailing or other means of giving any notice of any stockholders’ meeting, executed by the secretary, assistant secretary or any transfer agent of the Corporation giving the notice, shall be prima facie evidence of the giving of such notice or report. No notice of any meeting of stockholders or any adjourned session thereof need be given to a stockholder if a written waiver of notice, executed before or after the meeting or such adjourned session by such stockholder, is filed with the records of the meeting or if the stockholder attends such meeting without objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the stockholders or any adjourned session thereof need be specified in any written waiver of notice.

1.5 Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting, for any purpose germane to the meeting on either a reasonably accessible electronic network (for which such information required to access the electronic network shall be provided with the notice of the meeting) or, during ordinary business hours, at a place within the city where the meeting is to be held. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

1.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, by means of remote communication, if authorized, or represented by proxy, shall constitute a quorum for the transaction of business.

1.7 Adjournments. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these By-Laws by the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as secretary of such meeting. It shall not be necessary to notify any stockholder of any adjournment of less than thirty (30) days if the time and place of the adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

1.8 Voting. Each stockholder shall have one vote for each share of capital stock entitled to vote and held of record by such stockholder, unless otherwise provided by the Delaware General Corporation Law, the Certificate of Incorporation or these By-Laws. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or by electronic means, as determined by the Board of Directors in its sole discretion.

Any stockholder entitled to vote on any matter may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or, except when the matter is the election of directors, may vote them against the proposal; but if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares which the stockholder is entitled to vote.

1.9 Proxy Representation. Every stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting. The delivery of a proxy on behalf of a stockholder consistent with telephonic or electronically transmitted instructions obtained pursuant to procedures of the Corporation reasonably designed to verify that such instructions have been authorized by such stockholder shall constitute execution and delivery of the proxy by or on behalf of the stockholder. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. The authorization of a proxy may but need not be limited to specified action, provided, however, that if a proxy limits its authorization to a meeting or meetings of stockholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof. A proxy purporting to be authorized by or on behalf of a stockholder, if accepted by the Corporation in its discretion, shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger.

1.10 Action at Meeting. When a quorum is present at any meeting, action on a matter shall be approved by a voting group if the votes cast within a voting group favoring the action exceed the votes cast within the group opposing the action, unless a greater number of affirmative votes is required by law, by the Certificate of Incorporation or by the By-Laws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

1.11 Action without Meetings. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken by stockholders for or in connection with any corporate action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by telegram, cablegram or other electronic transmission as authorized by law, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware by hand or certified or registered mail, return receipt requested, or by telegram, cablegram or other electronic transmission as authorized by law, to its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Each such written consent shall bear the date of signature of each stockholder who signs the consent or shall, in the case of electronic transmissions, be in compliance with law. No written consent shall be effective to take the corporate action referred to therein unless written consents signed by a number of stockholders sufficient to take such action are delivered to the Corporation in the manner specified in this paragraph within sixty days of the earliest dated consent so delivered. Action taken by written consent of the stockholders without a meeting shall be effective when all required consents are in the possession of the Corporation, unless the consent specifies a later effective date.

If action is taken by consent of stockholders and in accordance with the foregoing, there shall be filed with the records of the meetings of stockholders the writing, writings, telegrams, cablegrams or electronic transmissions comprising such consent.

If action is taken by less than unanimous consent of stockholders, prompt notice of the taking of such action without a meeting shall be given to those who have not consented in writing and a certificate signed and attested to by the secretary that such notice was given shall be filed with the records of the meetings of stockholders.

In the event that the action which is consented to is such as would have required the filing of a certificate under any provision of the Delaware General Corporation Law, if such action had been voted upon by the stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning a vote of stockholders, that written consent has been given under Section 228 of said General Corporation Law and that written notice has been given as provided in such Section 228.

1.12 Notice to Corporation. Any written notice required to be delivered by a stockholder to the Corporation pursuant to Section 1.2 or Section 1.3 must be given, either by personal delivery or by registered or certified mail, postage prepaid, to the Secretary at the Corporation’s principal executive offices. Any such stockholder notice shall set forth (i) the name and address of the stockholder proposing such business; (ii) a representation that the stockholder is entitled to vote at such meeting and a statement of the number of shares of the Corporation that are beneficially owned by the stockholder; (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such business; and (iv) as to each matter the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the language of the proposal (if appropriate), and any material interest of the stockholder in such business.

ARTICLE 2 - DIRECTORS

2.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the Corporation except as otherwise provided by law, the Certificate of Incorporation or these By-Laws. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

2.2 Number; Election and Qualification. The number of directors which shall constitute the whole Board of Directors shall be determined from time to time by resolution of the Board of Directors, but in no event shall be less than four (4) or more than nine (9). The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. The directors need not be stockholders of the Corporation.

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations for the election of directors may be made (a) by or at the direction of the Board of Directors or (b) by any stockholder of record entitled to vote for the election of directors at such meeting; provided, however, that a stockholder may nominate persons for election as directors only if written notice of such stockholder’s intention to make such nominations is received by the Secretary not later than (i) with respect to an election to be held at an annual meeting of the shareholders, not fewer than sixty (60) nor more than ninety (90) days prior to the anniversary date of the prior year’s annual meeting and (ii) with respect to an election to be held at a special meeting of the stockholders for the election of directors, the close of business on the seventh (7th) business day following the date on which notice of such meeting is first given to stockholders. Any such stockholder’s notice shall set forth (a) the name and address of the stockholder who intends to make a nomination; (b) a representation that the stockholder is entitled to vote at such meeting and a statement of the number of shares of the Corporation that are beneficially owned by the shareholder; (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) as to each person the stockholder proposes to nominate for election or re-election as a director, the name and address of such person and such other information regarding such nominee as would be required in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had such nominee been nominated by the Board of Directors, and a description of any arrangements or understandings, between the stockholder and such nominee and any other persons (including their names), pursuant to which the nomination is to be made; and (e) the consent of each such nominee to serve as a director if elected. If the facts warrant, the Board of Directors, or the chairman of a stockholders’ meeting at which directors are to be elected, may determine and declare that a nomination was not made in accordance with the foregoing procedure and, if it is so determined, the defective nomination shall be disregarded. The right of stockholders to make nominations pursuant to the foregoing procedure is subject to the superior rights, if any, of the holders of any class or series of stock having a preference over the common stock. The procedures set forth in this Section 2.2 for nomination for the election of directors by stockholders are in addition to, and not in limitation of, any procedures now in effect or hereafter adopted by or at the direction of the Board of Directors or any committee thereof.

2.3 Terms of Office. Except as otherwise provided in the Certificate of Incorporation or these By-Laws, each director shall serve for a term ending on the date of the next annual meeting following the annual meeting at which such director was elected; provided, however, that the ending date of the term for each director shall be extended to allow for the election and qualification of his or her successor or accelerated in the event of his or her earlier death, resignation or removal.

2.4 Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may be filled for the remainder of the term by the Board of Directors, by the stockholders, or, if the directors in office constitute less than a quorum of the Board of Directors, by an affirmative vote of a majority of the remaining directors, or by a sole remaining director. A director chosen to fill a vacancy shall hold office for the unexpired term of his predecessor in office; provided, however, that the ending date of the term for each director shall be extended to allow for the election and qualification of his or her successor or accelerated in the event of his or her earlier death, resignation or removal. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

2.5 Resignation. Any director may resign by delivering his or her written resignation to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

2.6 Regular Meetings. The regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.7 Special Meetings. Special meetings of the Board of Directors may be held at any time and place, within or without the State of Delaware, designated in a call by the Chairman of the Board, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.8 Notice of Special Meetings. Any special meeting of the Board of Directors must be preceded by at least two days’ notice of the date, time, and place of the meeting, but not of its purpose, unless the Certificate of Incorporation or these By-Laws require otherwise. Notice may be given personally, by facsimile, by mail, or in any other manner allowed by law. Oral notice shall be sufficient only if a written record of such notice is included in the Corporation’s minute book. Notice shall be deemed effective at the earliest of: (a) receipt; (b) delivery to the proper address or telephone number of the director as shown in the Corporation’s records; or (c) five days after its deposit in the United States mail, as evidenced by the postmark, if correctly addressed and mailed with first-class postage prepaid. Notice of any meeting of the Board of Directors may be waived by any director at any time, by a signed writing, delivered to the Corporation for inclusion in the minutes, either before or after the meeting. Attendance or participation by a director at a meeting shall constitute a waiver of any required notice of the meeting unless the director promptly objects to holding the meeting or to the transaction of any business on the grounds that the meeting was not lawfully convened and the director does not thereafter vote for or assent to action taken at the meeting.

2.9 Meetings by Telephone Conference Calls. Any meeting of the Board of Directors may be held by conference telephone or similar communication equipment, so long as all persons participating in the meeting can hear one another; and all persons participating in such a meeting shall be deemed to be present in person at the meeting.

2.10 Quorum. Fifty (50) percent of the number of directors presently in office shall constitute a quorum at all meetings of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the number of directors of the whole Board constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, other than announcement at the meeting, until a quorum shall be present.

2.11 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these By-Laws. A director who is present at a meeting of the Board of Directors when action is taken is deemed to have assented to the action taken unless: (a) the director objects at the beginning of the meeting, or promptly upon his or her arrival, to holding it or to transacting business at the meeting; (b) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) the director delivers written notice of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the Corporation within a reasonable time after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

2.12 Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all members of the Board consent to the action in writing or by electronic transmission and such writings or transmissions are filed with the minutes of proceedings of the Board of Directors or committee of the Board of Directors. Such filings shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such action shall be effective upon the signing of a consent by the last director to sign, unless the consent specifies a later effective date.

2.13 Removal. The directors of the Corporation may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of the capital stock of the Corporation entitled to elect the director or directors whose removal is sought at a meeting of the stockholders called for that purpose.

2.14 Committees. The Board of Directors may designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the Delaware General Corporation Law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-Laws for the Board of Directors.

2.15 Compensation of Directors. The directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

ARTICLE 3 - OFFICERS

3.1 Enumeration. The officers of the Corporation shall consist of such officers and assistant officers with such titles as may be designated by resolution of the Board of Directors. The officers may include a Chairman of the Board, a President, a Chief Executive Officer, one or more Vice Presidents, a Treasurer, a Secretary, and any assistant officers. Unless otherwise restricted by the Board of Directors, the President may appoint any assistant officer, the Treasurer may appoint one or more Assistant Treasurers, and the Secretary may appoint one or more Assistant Secretaries; provided that any such appointments shall be recorded in writing in the corporate records. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2 Election. The officers of the Corporation shall be appointed by the Board of Directors, at its discretion, and shall hold office at the pleasure of the Board.

3.3 Qualification. No officer need be a stockholder of the Corporation. Any two or more offices may be held by the same person.

3.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, each officer shall hold office until his successor is elected and qualified, unless a different term is specified in the vote choosing or appointing him, or until his earlier death, resignation or removal.

3.5 Resignation and Removal. Any officer may resign by delivering his written resignation to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer may be removed at any time, with or without cause, by vote of the Board of Directors at any regular or special meeting.

Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his resignation or removal, or any right to damages on account of such removal, whether his compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.

3.6 Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices. Each such successor shall hold office for the unexpired term of his or her predecessor and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

3.7 Chairman of the Board. The Chairman of the Board, if one is elected, shall preside at meetings of the Board of Directors and of the stockholders, shall be responsible for carrying out the plans and directives of the Board of Directors, shall report to and consult with the Board of Directors and, if the Board so resolves, shall be the Chief Executive Officer. The Chairman of the board shall have such other powers and duties as the Board of Directors may from time to time prescribe.

3.8 President. The President shall exercise the usual executive powers pertaining to the office of President. In the absence of a Chairman of the Board, the President shall preside at meetings of the Board of Directors and of the stockholders, perform the other duties of the Chairman of the Board prescribed in this Section, and perform such other duties as the Board of Directors may from time to time designate. In addition, if there is no Secretary in office, the President shall perform the duties of the Secretary.

3.9 Vice Presidents. Each Vice President shall perform such duties as the Board of Directors may from time to time designate. In addition, the Vice President, or if there is more than one, the most senior Vice President available, shall act as President in the absence or disability of the President.

3.10 Secretary. The Secretary shall be responsible for and shall keep, personally or with the assistance of others, records of the proceedings of the directors and stockholders; authenticate records of the Corporation; attest all certificates of stock in the name of the Corporation; keep the corporate seal, if any, and affix the same to certificates of stock and other proper documents; keep a record of the issuance of certificates of stock and the transfers of the same; and perform such other duties as the Board of Directors may from time to time designate.

3.11 Treasurer. The Treasurer shall have the care and custody of, and be responsible for, all funds and securities of the Corporation and shall cause to be kept regular books of account. The Treasurer shall cause to be deposited all funds and other valuable effects in the name of the Corporation in such depositories as may be designated by the Board of Directors. In general, the Treasurer shall perform all of the duties incident to the office of Treasurer, and such other duties as from time to time may be assigned by the Board of Directors.

3.12 Assistant Officers. Assistant officers may consist of one or more Assistant Vice Presidents, one or more Assistant Secretaries, and one or more Assistant Treasurers. Each assistant officer shall perform those duties assigned to him or her from time to time by the Board of Directors, the President, or the officer who appointed him or her.

3.13 Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

ARTICLE 4 - CAPITAL STOCK

4.1 Issuance of Stock. Unless otherwise voted by the stockholders and subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of in such manner, for such consideration and on such terms as the Board of Directors may determine.

4.2 Certificates of Stock. Every holder of stock of the Corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned in the Corporation. Each such certificate shall be signed by, or in the name of the Corporation by, the Chairman or Vice Chairman, if any, of the Board of Directors, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the By-Laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

4.3 Consideration for Shares. Shares of the Corporation may be issued for such consideration as shall be determined by the Board of Directors to be adequate. The consideration for the issuance of shares may be paid in whole or in part in cash, or in any tangible or intangible property or benefit to the Corporation, including but not limited to promissory notes, services performed, contracts for services to be performed, or other securities of the Corporation. Establishment by the Board of Directors of the amount of consideration received or to be received for shares of the Corporation shall be deemed to be a determination that the consideration so established is adequate.

4.4 Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-Laws.

4.5 Lost, Stolen or Destroyed Certificates. In the event of the loss or destruction of any certificate, a new certificate may be issued in lieu thereof upon satisfactory proof of such loss or destruction, and upon the giving of security against loss to the Corporation by bond, indemnity or otherwise, to the extent deemed necessary by the Board of Directors, the Secretary, or the Treasurer.

4.6 Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE 5 - RECORDS AND REPORTS

5.1 Maintenance and Inspection of Records. The Corporation shall, either at its principal executive office or at such place or places within or without the State of Delaware as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these By-Laws as amended to date, accounting books and other records.

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal place of business.

5.2 Inspection by Director. Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders and its other books and records for a purpose reasonably related to his or her position as a director. The Court of Chancery is hereby vested with the exclusive jurisdiction to determine whether a director is entitled to the inspection sought. The Court may summarily order the Corporation to permit the director to inspect any and all books and records, the stock ledger, and the stock list and to make copies or extracts therefrom. The Court may, in its discretion, prescribe any limitations or conditions with reference to the inspection, or award such other and further relief as the Court may deem just and proper.

5.3 Representation of Shares of Other Corporations. The President or any other officer of this Corporation authorized by the Board of Directors is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of this Corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

ARTICLE 6 - INDEMNIFICATION

6.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), where the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 6.3 hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

6.2 Right to Advancement of Expenses. The right to indemnification conferred in Section 6.1 shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

6.3 Right of Indemnitee to Bring Suit. The rights to indemnification and to the advancement of expenses conferred in Section 6.1 and Section 6.2, respectively, shall be contract rights. If a claim under Section 6.1 or Section 6.2 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (A) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (B) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the Corporation.

6.4 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation, these By-Laws, or any statute, agreement, vote of stockholders or disinterested directors or otherwise.

6.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

ARTICLE 7 - GENERAL PROVISIONS

7.1 Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the Corporation shall begin on the first day of January in each year and end on the last day of December in each year.

7.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

7.3 Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these By-Laws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by telegraph, cable, electronic mail or any other available method, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person, by means of remote communications, if authorized, or by proxy shall be deemed equivalent to such notice. Where such an appearance is made for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting has not been lawfully called or convened, the appearance shall not be deemed equivalent to notice.

7.4 Checks; Drafts; Evidences of Indebtedness. From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

7.5 Corporate Contracts and Instruments; How Executed. The Board of Directors, except as otherwise provided in these By-Laws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.6 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary under Section 3.10, or a temporary secretary under Section 3.10, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall, as to all persons who rely on the certificate in good faith, be conclusive evidence of such action.

7.7 Certificate of Incorporation. All references in these By-Laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended or restated and in effect from time to time.

7.8 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the Delaware General Corporation Law shall govern the construction of these By-Laws. Without limiting the generality of this provision, (a) the singular number includes the plural, and the plural number includes the singular; (b) the term

“person” includes both a corporation and a natural person; and (c) all pronouns include the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

7.9 Provisions Additional to Provisions of Law. All restrictions, limitations, requirements and other provisions of these By-Laws shall be construed, insofar as possible, as supplemental and additional to all provisions of law applicable to the subject matter thereof and shall be fully complied with in addition to the said provisions of law unless such compliance shall be illegal.

7.10 Provisions Contrary to Provisions of Law; Severability. Any article, section, subsection, subdivision, sentence, clause or phrase of these By-Laws which upon being construed in the manner provided in Section 7.10 hereof, shall be contrary to or inconsistent with any applicable provisions of law, shall not apply so long as said provisions of law shall remain in effect, but such result shall not affect the validity or applicability of any other portions of these By-Laws, it being hereby declared that these By-Laws would have been adopted and each article, section, subsection, subdivision, sentence, clause or phrase thereof, irrespective of the fact that any one or more articles, sections, subsections, subdivisions, sentences, clauses or phrases is or are illegal.

7.11 Notices. Any reference in these By-Laws to the time a notice is given or sent means, unless otherwise expressly provided, the time a written notice by mail is deposited in the United States mails, postage prepaid; or the time any other written notice is personally delivered to the recipient or is delivered to a common carrier for transmission, or actually transmitted by the person giving the notice by electronic means, to the recipient; or the time any oral notice is communicated, in person or by telephone or wireless, to the recipient or to a person at the office of the recipient who the person giving the notice has reason to believe will promptly communicate it to the recipient.

ARTICLE 8 - AMENDMENTS

The Board of Directors is expressly authorized to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

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